Exhibit 4.1

FORT TECHNOLOGY INC.

(the “Company”)

Fixed Equity Incentive Plan
Dated for Reference July 21, 2025

ARTICLE 1
PURPOSE

1.1	Purpose

The purpose of this Plan is to advance the interests of the Company by encouraging equity participation in the Company by Participants through the acquisition of Shares of the Company. It is the intention of the Company that this Plan will at all times be in compliance with the policies of the Exchange and any inconsistencies between this Plan and policies of the Exchange will be resolved in favour of the latter.

ARTICLE 2
INTERPRETATION

2.1	Definitions

When used herein, unless the context otherwise requires, the following terms have the indicated meanings, respectively:

“Affiliate” means any entity that is an “affiliate” for the purposes of National Instrument 45-106 – Prospectus Exemptions, as amended from time to time;

“Associate” has the meaning set forth in the Securities Act;

“Award” means any Option, RSU, PSU, DSU or SAR granted under this Plan which may be denominated or settled in Shares or cash;

“Award Agreement” means a signed, written agreement between a Participant and the Company, in the form or any one of the forms approved by the Plan Administrator, evidencing the terms and conditions on which an Award has been granted under this Plan (including written or other applicable employment agreements) and which need not be identical to any other such agreements;

“Blackout Period” means an interval of time formally imposed by the Company during which one or more Participants is prohibited from trading any securities of the Company as a result of the bona fide existence of undisclosed Material Information from time to time, including pursuant to the Company’s insider trading policy and/or applicable laws;

“Board” means the board of directors of the Company or any committee thereof duly empowered or authorized to grant Awards under this Plan as it may be constituted from time to time;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Vancouver, British Columbia are open for commercial business during normal banking hours;

“Canadian Taxpayer” means a Participant that is resident of Canada for purposes of the Tax Act;

“Cash Fees” has the meaning set forth in Subsection 7.1(a);

“Cashless Exercise” has the meaning set forth in Subsection 4.6(b);

“Cause” means, with respect to a particular Participant:

(a)	“cause” (or any similar term) as such term is defined in the employment or other written agreement between the Company or a subsidiary of the Company and the Employee;

(b)	in the event there is no written or other applicable employment or other agreement between the Company or a subsidiary of the Company or “cause” (or any similar term) is not defined in such agreement, “cause” as such term is defined in the Award Agreement; or

(c)	in the event neither (a) nor (b) apply, then “cause” as such term is defined by applicable law or, if not so defined, such term shall refer to circumstances where (i) an employer may terminate an individual’s employment without notice or pay in lieu thereof or other damages, or (ii) the Company or any subsidiary thereof may terminate the Participant’s contract without notice or without pay in lieu thereof or other termination fee or damages, except, in each case, to the extent required under ESL, and provided that the failure by a Participant to meet performance targets or similar measures shall not, in and of itself, constitute cause for purposes of such termination of employment or contract;

“Change in Control” means the occurrence of any one or more of the following events:

(a)	any transaction at any time and by whatever means pursuant to which any Person or any group of two (2) or more Persons acting jointly or in concert (other than the Company or a subsidiary of the Company) hereafter acquires the direct or indirect “beneficial ownership” (as determined pursuant to the Securities Act) of, or acquires the right to exercise Control or direction over, securities of the Company representing more than 50% of the total voting power represented by the then issued and outstanding voting securities of the Company, including, without limitation, as a result of a take- over bid, an exchange of securities, an amalgamation of the Company with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(b)	the sale, assignment or other transfer of all or substantially all of the consolidated assets of the Company to a Person other than an Affiliate of the Company;

(c)	the dissolution or liquidation of the Company, other than in connection with the distribution of assets of the Company to one (1) or more Persons which were Affiliates of the Company prior to such event; or

(d)	the occurrence of a transaction requiring approval of the Company’s shareholders whereby the Company is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any other Person (other than a short form amalgamation or exchange of securities with a subsidiary of the Company), provided that, notwithstanding clauses (a), (b), (c) and (d) above, a Change in Control shall be deemed not to have occurred if immediately following the transaction set forth in clauses (a), (b), (c) or (d) above, the holders of securities of the Company that immediately prior to the consummation of such transaction represented more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors of the Company hold (x) securities of the entity resulting from such transaction (including, for greater certainty, the Person succeeding to assets of the Company in a transaction contemplated in clause (b) above) (the “Surviving Entity”) that represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors or trustees (“voting power”) of the Surviving Entity, or (y) if applicable, securities of the entity that directly or indirectly has beneficial ownership of 100% of the securities eligible to elect directors or trustees of the Surviving Entity (the “Parent Entity”) that represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors or trustees of the Parent Entity, (any such transaction which satisfies all of the criteria specified above being referred to as a “Non-Qualifying Transaction” and, following the Non-Qualifying Transaction, references in this definition of “Change in Control” to the “Company” shall mean and refer to the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and, if such entity is a company or a trust, references to the “Board” shall mean and refer to the board of directors or trustees, as applicable, of such entity).

“Committee” has the meaning set forth in Section 3.2(b);

“Consultant” has the meaning set forth in Policy 4.4;

“Control” means the relationship whereby a Person is considered to be “controlled” by a Person if:

(a)	when applied to the relationship between a Person and a corporation, the beneficial ownership by that Person, directly or indirectly, of voting securities or other interests in such corporation entitling the holder to exercise control and direction in fact over the activities of such corporation;

(b)	when applied to the relationship between a Person and a partnership, limited partnership, trust or joint venture, means the contractual right to direct the affairs of the partnership, limited partnership, trust or joint venture; and

(c)	when applied in relation to a trust, the beneficial ownership at the relevant time of more than 50% of the property settled under the trust, and

(d)	the words “Controlled by”, “Controlling” and similar words have corresponding meanings; provided that a Person who controls a corporation, partnership, limited partnership or joint venture will be deemed to Control a corporation, partnership, limited partnership, trust or joint venture which is Controlled by such Person and so on;

“Company” means Fort Technology Inc., a corporation duly incorporated under the laws of the Province of British Columbia, and its Affiliates, if any, and as the context requires, and includes any successor or assignee entity or entities into which the Company may be merged, changed, or consolidated; any entity for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company;

“Date of Grant” means, for any Award, the date specified by the Plan Administrator at the time it grants the Award or if no such date is specified, the date upon which the Award was granted;

“Deferred Share Unit” or “DSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Company in accordance with Article 7;

“Director” means a director of the Company or a subsidiary of the Company who is not an Employee;

“Disabled” or “Disability” means, with respect to a particular Participant:

(a)	“disabled” or “disability” (or any similar terms) as such terms are defined in the employment or other written agreement between the Company or a subsidiary of the Company and the Participant;

(b)	in the event there is no written or other applicable employment or other agreement between the Company or a subsidiary of the Company, or “disabled” or “disability” (or any similar terms) are not defined in such agreement, “disabled” or “disability” as such term are defined in the Award Agreement; or

(c)	in the event neither (a) or (b) apply, then the incapacity or inability of the Participant, by reason of mental or physical incapacity, disability, illness or disease (as determined by a legally qualified medical practitioner or by a court) that prevents the Participant from carrying out his or her normal and essential duties as an Employee, Director or Consultant for a continuous period of six months or for any cumulative period of 180 days in any consecutive twelve month period and is expected to continue, the foregoing subject to and as determined in accordance with procedures established by the Plan Administrator for purposes of this Plan;

“Discounted Market Price” has the meaning set forth in Policy 1.1;

“Effective Date” means the effective date of this Plan, being July 21, 2025;

“Elected Amount” has the meaning set forth in Subsection 7.1(a);

“Electing Person” means a Participant who is, on the applicable Election Date, designated by the Plan Administrator as an Electing Person pursuant to this Plan;

“Election Date” means the date on which the Electing Person files an Election Notice in accordance with Subsection 7.1(b);

“Election Notice” has the meaning set forth in Subsection 7.1(b);

“Employee” has the meaning set forth in Policy 4.4;

“ESL” means the employment standards legislation, as amended or replaced, applicable to a Participant who is an Employee or Officer;

“Exchange” means the TSXV and any other exchange on which the Shares are or may be listed from time to time;

“Exercise Notice” means a notice in writing in the form of Schedule A hereto, signed by a Participant and stating the Participant’s intention to exercise a particular Option;

“Exercise Price” means the price at which an Option Share may be purchased pursuant to the exercise of an Option;

“Expiry Date” means, in respect of Options, the expiry date specified in the Award Agreement for an Option (which shall not be later than the tenth anniversary of the Date of Grant) or, if not so specified, means the tenth anniversary of the Date of Grant;

“Insider” means an “insider” as defined in the rules of the Exchange from time to time;

“Investor Relations Service Provider” has the meaning ascribed to such term in Policy 4.4;

“Market Price” at any date in respect of the Shares shall be the volume weighted average trading price of the Shares on the Exchange, for the five (5) trading days immediately preceding the Date of Grant (or, if such Shares are not then listed and posted for trading on the Exchange, on such stock exchange on which the Shares are listed and posted for trading as may be selected for such purpose by the Board). In the event that such Shares are not listed and posted for trading on any Exchange, the Market Price shall be the fair market value of such Shares as determined by the Board in its sole discretion;

“Material Information” has the meaning set forth in Policy 1.1;

“Net Exercise” has the meaning set forth in Subsection 4.6(b);

“Net Exercise Notice” has the meaning set forth in Subsection 4.6(b);

“Officer” means an Employee who is considered by the Company as an officer of the Company or a subsidiary of the Company;

“Option” means a right to purchase Shares under Article 4 of this Plan that is non-assignable and non-transferable, unless otherwise approved by the Plan Administrator;

“Option Shares” means Shares issuable by the Company upon the exercise of outstanding Options;

“Participant” means a Director, Officer, Employee or Consultant to whom an Award has been granted under this Plan;

“Participant’s Employer” means with respect to a Participant that is or was an Employee, the Company or such subsidiary of the Company as is or, if the Participant has ceased to be employed by the Company or such subsidiary of the Company, was the Participant’s Employer;

“Performance Goals” means performance goals expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a subsidiary of the Company, a division of the Company or a subsidiary of the Company, or an individual, or may be applied to the performance of the Company or a subsidiary of the Company relative to a market index, a group of other companies or a combination thereof, or on any other basis, all as determined by the Plan Administrator in its discretion;

“Performance Share Unit” or “PSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Company in accordance with Article 6;

“Person” means an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

“Plan” means this Equity Incentive Plan, as may be amended from time to time;

“Plan Administrator” means the Person or Persons determined by the Board, which will initially be the Board, or if the administration of this Plan has been delegated by the Board to the Committee pursuant to Section 3.2, the Committee;

“Policy 1.1“ means the TSXV’s Policy 1.1 – Interpretation as the same may be amended from time to time;

“Policy 4.4“ means the TSXV’s Policy 4.4 – Security Based Compensation as the same may be amended from time to time;

“PSU Service Year” has the meaning set forth in Section 6.1;

“Restricted Share Unit” or “RSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Company in accordance with Article 5;

“Retirement” means, with respect to a particular Participant:

(a)	“retirement” (or any similar term) as such term is defined in the employment or other written agreement between the Company or a subsidiary of the Company and the Participant;

(b)	in the event there is no written or other applicable employment or other agreement between the Company or a subsidiary of the Company, or “retirement” is not defined in such agreement, “retirement” as such term is defined in the Award Agreement; or

(c)	in the event neither (a) or (b) apply, the voluntary cessation of a Participant’s employment with the Company, provided that, as at the Termination Date (i) the Participant’s age is at least sixty-five (65) and the Participant has at least ten years of service with the Company or a subsidiary of the Company, (ii) the Participant is not receiving or otherwise entitled to compensation in lieu of notice of termination, severance or similar payments, and (iii) the Participant has agreed in writing not to work for a competitor of the Company for a period of at least two (2) years following the Termination Date;

“RSU Service Year” has the meaning set forth in Section 5.1;

“SAR Exercise Price” has the meaning set forth in Section 8.3;

“SAR Fair Market Value” means, for the purpose of determining the SAR Exercise Price for any SAR, unless otherwise determined by the Plan Administrator in its discretion to the extent permitted by the policies of the Exchange, the Market Price on the day immediately prior to the date such SAR is granted;

“SAR Service Year” has the meaning set forth in Section 8.1;

“Securities Act” means the Securities Act (British Columbia);

“Securities Laws” means securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders in force from time to time that govern or are applicable to the Company or to which it is subject;

“Share” means one (1) common share in the capital of the Company as constituted on the Effective Date, or any share or shares issued in replacement of such common share in compliance with Canadian law or other applicable law, or after an adjustment contemplated by Article 11, such other shares or securities to which the holder of an Award may be entitled as a result of such adjustment;

“Stock Appreciation Right” or “SAR” means a stock appreciation right granted to a Participant pursuant to the Plan in accordance with Article 8;

“subsidiary” means an issuer that is Controlled directly or indirectly by another issuer and includes a subsidiary of that subsidiary, or any other entity in which the Company has an equity interest and is designated by the Plan Administrator, from time to time, for purposes of this Plan to be a subsidiary;

“Target Performance” has the meaning given to it in Section 6.3;

“Tax Act” means the Income Tax Act (Canada);

“Termination Date” means, subject to applicable law which cannot be waived:

(a)	in the case of an Employee or Officer whose employment with the Company or a subsidiary of the Company terminates (regardless of whether the termination is lawful or unlawful, with or without Cause, and whether it is the Participant or the Company or a subsidiary of the Company that initiates the termination), the later of: (i) if and only to the extent required to comply with the minimum standards of ESL, the date that is the last day of any applicable minimum statutory notice period applicable to the Employee or Officer pursuant to ESL, if any; and (ii) the date designated by the Employee or Officer and such Participant’s Employer as at the last day of such Employee’s or Officer’s employment, provided that, in the case of termination of employment by voluntary resignation by the Participant, such date shall not be earlier than the date notice of resignation was given; and, for the avoidance of any doubt, the parties intend to displace the presumption that the Participant has any entitlements in respect of the Plan or any Options, RSUs, PSUs or DSUs during any period of reasonable notice of termination under common law or civil law in the case of either(i) or (ii), without regard to any applicable period of reasonable notice or contractual notice to which the Participant may claim to be entitled under common law, civil law or pursuant to contract in respect of a period that follows the last day that the Participant actually and actively provides services to the Company or a subsidiary of the Company, as specified in the notice of termination provided by the Employee or Officer or the Participant’s Employer, as the case may be;

(b)	in the case of a Consultant whose agreement or arrangement with the Company or a subsidiary of the Company terminates, (i) the date designated by the Company or the subsidiary of the Company, as the “Termination Date” (or similar term) or expiry date in a written agreement between the Consultant and the Company or a subsidiary of the Company, or (ii) if no such written agreement exists, the date designated by the Company or a subsidiary of the Company, as the case may be, on which the Consultant ceases to be a Consultant or a service provider to the Company or the subsidiary of the Company, as the case may be, or on which the Participant’s agreement or arrangement is terminated, provided that in the case of voluntary termination by the Participant of the Participant’s consulting agreement or other written arrangement, such date shall not be earlier than the date notice of voluntary termination was given; in any event, the “Termination Date” shall be determined without including any period of notice that the Company or the subsidiary of the Company (as the case may be) may be required by law to provide to the Participant or any pay in lieu of notice of termination, termination fees or other damages paid or payable to the Participant; and

(c)	in the case of a Director, the date such individual ceases to be a Director, unless the individual continues to be a Participant in another capacity.

“TSXV” means the TSX Venture Exchange;

“U.S.” or “United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;

“U.S. Securities Act” means the United States Securities Act of 1933, as may be amended and the rules and regulations promulgated thereunder; and

“VWAP” mean the volume weighted average trading price of the Shares on the Exchange calculated by dividing the total value by the total volume of such securities traded for the five trading days immediately preceding the applicable date.

2.2	Interpretation

(a)	Whenever the Plan Administrator exercises discretion in the administration of this Plan, the term “discretion” means the sole and absolute discretion of the Plan Administrator.

(b)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period begins, including the day on which the period ends, and abridging the period to the immediately preceding Business Day in the event that the last day of the period is not a Business Day. In the event an action is required to be taken or a payment is required to be made on a day which is not a Business Day such action shall be taken or such payment shall be made by the immediately preceding Business Day.

(e)	Unless otherwise specified, all references to money amounts are to Canadian currency.

(f)	The headings used herein are for convenience only and are not to affect the interpretation of this Plan.

ARTICLE 3
ADMINISTRATION

3.1	Administration

Subject to the terms herein, this Plan will be administered by the Plan Administrator and the Plan Administrator has sole and complete authority, in its discretion, to:

(a)	determine the individuals to whom grants of Awards under the Plan may be made;

(b)	make grants of Awards under the Plan relating to the issuance of Shares (including any combination of Options, RSUs, PSUs, DSUs or SARs) in such amounts, to such Persons and, subject to the provisions of this Plan, on such terms and conditions as it determines including without limitation:

(i)	the time or times at which Awards may be granted;

(ii)	the conditions under which:

(A)	Awards may be granted to Participants; or

(B)	Awards may be forfeited to the Company,

including any conditions relating to the attainment of specified Performance Goals;

(iii)	the number of Shares to be covered by any Award;

(iv)	the price, if any, to be paid by a Participant in connection with the purchase of Shares covered by any Awards;

(v)	whether restrictions or limitations are to be imposed on the Shares issuable pursuant to grants of any Award, and the nature of such restrictions or limitations, if any; and

(vi)	any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Plan Administrator may determine;

(c)	establish the form or forms of Award Agreements;

(d)	cancel, amend, adjust or otherwise change any Award under such circumstances as the Plan Administrator may consider appropriate in accordance with the provisions of this Plan;

(e)	construe and interpret this Plan and all Award Agreements;

(f)	adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to this Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws; and

(g)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

3.2	Delegation to Committee

(a)	The initial Plan Administrator shall be the Board.

(b)	To the extent permitted by applicable law, the Board may, from time to time, assume or delegate to any committee of the Board (the “Committee”) all or any of the powers conferred on the Plan Administrator pursuant to this Plan, including the power to sub-delegate to any member(s) of the Committee or any specified officer(s) of the Company or its subsidiaries all or any of the powers delegated by the Board. In such event, the Committee or any sub-delegate will exercise the powers delegated to it in the manner and on the terms authorized by the delegating party.

3.3	Determinations Binding

Any decision made or action taken by the Board, the Committee or any sub-delegate to whom authority has been delegated pursuant to Section 3.2 arising out of or in connection with the administration or interpretation of this Plan is final, conclusive and binding on the Company and its subsidiaries, the affected Participant(s), their legal and personal representatives and all other Persons.

3.4	Eligibility

All bona fide Directors, Officers, Employees and Consultants are eligible to participate in the Plan, subject to Section 10.1(f). Participation in the Plan is voluntary and eligibility to participate does not confer upon any Director, Officer, Employee or Consultant any right to receive any grant of an Award pursuant to the Plan. The extent to which any Director, Officer, Employee or Consultant is entitled to receive a grant of an Award pursuant to the Plan will be determined in the discretion of the Plan Administrator. By his, her or its participation in the Plan, for so long as the Shares are listed and posted for trading on the TSXV, each of the Company and the Participant represents and warrants that the Participant is a bona fide Director, Officer, Employee and/or Consultant eligible to participate in the Plan pursuant to Policy 4.4.

3.5	Plan Administrator Requirements

Any Award granted under this Plan shall be subject to the requirement that, if at any time the Company shall determine that the listing, registration or qualification of the Shares issuable pursuant to such Award upon any securities exchange or under any Securities Laws of any jurisdiction, or the consent or approval of the Exchange and any securities commissions or similar securities regulatory bodies having jurisdiction over the Company is necessary as a condition of, or in connection with, the grant or exercise of such Award or the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised, as applicable, in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Plan Administrator. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration, qualification, consent or approval. Participants shall, to the extent applicable, cooperate with the Company in complying with such legislation, rules, regulations and policies.

3.6	Total Shares Subject to Awards

(a)	The aggregate number of Shares that may be reserved for issuance under this Plan, at any time, shall not exceed 26,662,700.

(b)	For the avoidance of doubt, any Shares issued by the Company through the assumption or substitution of outstanding stock options or other equity-based awards from an acquired company shall be subject to the limits on grant prescribed herein.

(c)	Awards that were settled in cash, cancelled, terminated, surrendered, forfeited, or expired without being exercised or settled, and pursuant to which no securities have been issued, will continue to be issuable under the Plan.

3.7	Limits on Grants of Awards

Notwithstanding anything in this Plan, the granting of Awards shall be subject to the following conditions:

(a)	for so long as the Shares are listed and posted for trading on the TSXV, not more than two (2%) percent of the Company’s issued and outstanding Shares as of the Date of Grant may be granted to any one Consultant in any 12 month period;

(b)	for so long as the Shares are listed and posted for trading on the TSXV, not more than an aggregate of two (2%) percent the Company’s issued and outstanding Shares may be granted in aggregate to Investor Relations Service Providers in any 12 month period;

(c)	for so long as the Shares are listed and posted for trading on the TSXV, unless the Company has obtained disinterested shareholder approval, not more than five (5%) percent of the Company’s issued and outstanding Shares as of the Date of Grant may be issued to any one Person in any 12 month period;

(d)	for so long as the Shares are listed and posted for trading on the TSXV, unless the Company has obtained disinterested shareholder approval, the Company shall not decrease the Exercise Price or extend the term of Options previously granted to Insiders;

(e)	for so long as the Shares are listed and posted for trading on the TSXV, unless the Company has obtained disinterested shareholder approval, the aggregate number of Shares issuable to Insiders (as a group) at any time under this Plan, shall not exceed ten (10%) percent of the Company’s issued and outstanding Shares;

(f)	for so long as the Shares are listed and posted for trading on the TSXV, unless the Company has obtained disinterested shareholder approval, the aggregate number of Shares issuable to Insiders (as a group) within any one (1) year period under this Plan shall not exceed ten (10%) percent of the Company’s issued and outstanding Shares calculated as of the date such Award is granted or issued to such Insider;

(g)	for so long as the Shares are listed and posted for trading on the TSXV, no types of Awards other than Options may be grated to Investor Relations Service Providers; and

(h)	the Plan Administrator shall not grant any Awards that may be denominated or settled in Shares to residents of the United States unless such Awards and the Shares issuable upon exercise thereof are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

If disinterested shareholder approval is required, the proposed grant(s) or plan must be approved by a majority of the votes cast by all shareholders at the shareholders’ meeting, excluding votes attaching to shares beneficially owned by: (i) Insiders to whom options may be granted under the Plan; and (ii) Associates and Affiliates of such Insiders.

3.8	Hold Period

All Awards and any Shares issued on the exercise of Awards may be subject to and legended with a four month hold period commencing on the date the Awards were granted pursuant to the rules of the Exchange and applicable securities laws. Any Shares issued on the exercise of Awards may be subject to resale restrictions contained in National Instrument 45-102 – Resale of Securities which would apply to the first trade of the Shares.

3.9	Awards Granted to Corporations

Except in relation to a Consultant that is a corporation, Awards may only be granted to an individual or a corporation that is wholly-owned a Director, Officer, Employee or Consultant. For so long as the Shares are listed and posted for trading on the TSXV, if a corporation is a Participant receiving Awards, it must provide the TSXV with a completed Certification and Undertaking Required from a Company Granted Security Based Compensation in the form of Schedule “A” to TSXV Form 4G – Summary Form – Security Based Compensation. The Company must agree not to effect or permit any transfer of ownership or option of shares of the Company nor to issue further shares of any class in the Company to any other individual or entity as long as the Award remains outstanding, except with the written consent of the Exchange.

3.10	Award Agreements

Each Award under this Plan will be evidenced by an Award Agreement. Each Award Agreement will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Plan Administrator may direct. Any one officer of the Company is authorized and empowered to execute and deliver, for and on behalf of the Company, an Award Agreement to each Participant granted an Award pursuant to this Plan.

3.11	Non-Transferability of Awards

Except as permitted by the Plan Administrator and to the extent that certain rights may pass to a beneficiary or legal representative upon death of a Participant, by will or as required by law, no assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect. To the extent that certain rights to exercise any portion of an outstanding Award pass to a beneficiary or legal representative upon death of a Participant, the period in which such Award can be exercised by such beneficiary or legal representative shall not exceed one year from the Participant’s death.

ARTICLE 4
OPTIONS

4.1	Granting of Options

The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant Options to any Director, Officer, Employee or Consultant. The terms and conditions of each Option grant shall be evidenced by an Award Agreement. Notwithstanding any of the foregoing provisions, the Plan Administrator may authorize the grant of an Option to a person not then in the employ of the Company or of its subsidiary, conditioned upon such person becoming a Director, Officer, Employee or Consultant at or prior to the Date of Grant of such Option.

4.2	Exercise Price

The Plan Administrator will establish the Exercise Price at the time each Option is granted, provided that, for so long as the Shares are listed and posted for trading on the TSXV, the Exercise Price must in all cases be not less than the Discounted Market Price on the Date of Grant.

4.3	Term of Options

(a)	Subject to any accelerated vesting or termination as set forth in this Plan, each Option expires on its Expiry Date, which may not be later than the close of business ten (10) years from the Date of Grant.

(b)	Upon the Expiry Date, the Options granted shall forthwith expire and terminate and be of no further force or effect whatsoever as to such of the Shares in respect of which the Option hereby granted has not then been exercised.

4.4	Vesting

(a)	The Plan Administrator shall have the authority to determine the vesting terms applicable to grants of Options.

(b)	Notwithstanding the foregoing, all Options granted to Investor Relations Service Providers pursuant to this Plan shall vest and become fully exercisable as follows or as determined by the Plan Administrator when the Option is granted, but in any event, such Options shall not vest any sooner than:

(i)	one quarter (¼) of the Options on the date which is three (3) months from the Date of Grant;

(ii)	one quarter (¼) of the Options on the date which is six (6) months from the Date of Grant;

(iii)	one quarter (¼) of the Options on the date which is nine (9) months from the Date of Grant; and

(iv)	the final one quarter (¼) of the Options on the date which is twelve (12) months from the Date of Grant.

(c)	Notwithstanding anything to the contrary in the Plan, no more than one quarter (¼) of such Options granted to Investor Relations Service Providers may vest in any three month period.

4.5	Exercisability

(a)	Once an Option becomes vested, it shall remain vested and shall be exercisable until expiration or termination of the Option, unless otherwise specified by the Plan Administrator, or as may be otherwise set forth in any written employment agreement, consulting agreement, Award Agreement or other written agreement between the Company or a subsidiary of the Company and the Participant. Each vested Option may be exercised at any time or from time to time, in whole or in part, for up to the total number of Option Shares with respect to which it is then exercisable. The Plan Administrator has the right to accelerate the date upon which any Option becomes exercisable. Notwithstanding the foregoing, the acceleration of the date upon which any Options granted to Investor Relations Service Providers becomes exercisable will be subject to the prior approval of the TSXV.

(b)	Subject to the provisions of this Plan and any Award Agreement, Options shall be exercised by means of a fully completed Exercise Notice delivered to the Company.

(c)	The Plan Administrator may provide at the time of granting an Option that the exercise of that Option is subject to restrictions, in addition to those specified in Section 4.4, such as vesting conditions relating to the attainment of specified Performance Goals.

4.6	Payment of Exercise Price

(a)	Unless otherwise specified by the Plan Administrator at the time of granting an Option and set forth in the particular Award Agreement, the Exercise Notice must be accompanied by payment of the Exercise Price. The Exercise Price must be fully paid by certified cheque, wire transfer, bank draft or money order payable to the Company or by such other means as might be specified from time to time by the Plan Administrator, which, to the extent permitted by and otherwise subject to the rules and policies of the Exchange, may include (i) through the Net Exercise process set out in Section 4.6(b), (ii) through the Cashless Exercise process set out in Section 4.6(c), or (iii) by any combination thereof. The Plan Administrator may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the Exercise Price or which otherwise restrict one or more forms of consideration.

(b)	A Participant may elect to exercise an Option without payment of the aggregate Exercise Price of the Shares to be purchased pursuant to the exercise of the Option (a “Net Exercise”) by delivering a net exercise notice in the form of Schedule B hereto (the “Net Exercise Notice”) to the Plan Administrator. Upon receipt by the Plan Administrator of a Net Exercise Notice from a Participant, the Company shall calculate and issue to such Participant that number of Shares as is determined by application of the following formula:

X=[Y(A-B)]/A

Where:

X = the number of Shares to be issued to the Participant upon the Net Exercise

Y = the number of Shares underlying the Options being exercised

A = the VWAP as at the date of the Net Exercise Notice, if such VWAP is greater than the Exercise Price

B = the Exercise Price of the Options being exercised

The Company may, but is not obligated to accept, any Net Exercise of which it receives notice. If the Company does accept such Net Exercise, no fractional Shares will be issued to any Participant or the Personal Representative of the Participant electing a Net Exercise. If the number of Shares to be issued to the Participant in the event of a Net Exercise would otherwise include a fraction of a Share, the Company will pay a cash amount to such Participant equal to (i) the fraction of a Share otherwise issuable multiplied by (ii) the value attributed to “A” in the formula set out above. For greater certainty, Options granted to Investor Relations Service Providers are not eligible for Net Exercise.

(c)	Subject to the Company having established a program or procedure pursuant to this Section 4.6(c), a Participant may elect to exercise such Options on a cashless basis (a “Cashless Exercise”). A “Cashless Exercise” means the exercise of an Option where the Company has an arrangement with a brokerage firm pursuant to which the brokerage firm will loan money to the Participant to purchase the Shares underlying the Option and then the brokerage firm sells a sufficient number of Shares to cover the exercise price of the Option in order to repay the loan made to the Participant and receives an equivalent number of Shares from the exercise of the Options as were sold to cover the loan and the Participant then receives the balance of the Shares or the cash proceeds from the balance of the Shares. Pursuant to a Cashless Exercise, a Participant shall deliver a properly executed Exercise Notice together with irrevocable instructions to a broker providing for assignment to the Company of the proceeds of a sale or loan with respect to some or all of the Shares being acquired upon the exercise of the Option. The Company reserves the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

ARTICLE 5
RESTRICTED SHARE UNITS

5.1	Granting of RSUs

(a)	The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant RSUs to any Participant in respect of services rendered by the applicable Participant in a taxation year (the “RSU Service Year”). The terms and conditions of each RSU grant may be evidenced by an Award Agreement. Each RSU will consist of a right to receive a Share, cash payment, or a combination thereof (as provided in Section 5.4(a)), upon the settlement of such RSU.

(b)	The number of RSUs (including fractional RSUs) granted at any particular time pursuant to this Article 5 will be calculated by dividing (i) the amount of any payment that is to be paid in RSUs (including the elected amount as applicable), as determined by the Plan Administrator, by (ii) the greater of (A) the Market Price of a Share on the Date of Grant; (B) such amount as determined by the Plan Administrator in its discretion; and (C) for so long as the Shares are listed and posted for trading on the TSXV, the Discounted Market Price of a Share on the Date of Grant.

5.2	RSU Account

All RSUs received by a Participant shall be credited to an account maintained for the Participant on the books of the Company, as of the Date of Grant.

5.3	Vesting of RSUs

The Plan Administrator shall have the authority to determine any vesting terms applicable to the grant of RSUs, provided that, for so long as the Shares are listed and posted for trading on the TSXV, no RSUs may vest before the date that is one year following the Date of Grant.

5.4	Settlement of RSUs

(a)	The Plan Administrator shall have the sole authority to determine the settlement terms applicable to the grant of RSUs. Except as otherwise provided in an Award Agreement, on the settlement date for any RSU, each vested RSU shall be redeemed for:

(i)	one (1) fully paid and non-assessable Share issued from treasury to the Participant or as the Participant may direct,

(ii)	a cash payment, or

(iii)	a combination of Shares and cash as contemplated by paragraphs (i) and (ii) above,

in each case as determined by the Plan Administrator in its discretion.

(b)	Any cash payments made under this Section 5.4 by the Company to a Participant in respect of RSUs to be redeemed for cash shall be calculated by multiplying the number of RSUs to be redeemed for cash by the greater of: (i) the Market Price per Share; and (ii) for so long as the Shares are listed and posted for trading on the TSXV, the Discounted Market Price, in each case as at the settlement date.

(c)	Payment of cash to Participants on the redemption of vested RSUs may be made through the Company’s payroll in the pay period that the settlement date falls within.

(d)	Notwithstanding any other terms of this Plan and except as otherwise provided in an Award Agreement, no settlement date for any RSU shall occur, and no Share shall be issued or cash payment shall be made in respect of any RSU, under this Section 5.4 any later than the final Business Day of the third calendar year following the applicable RSU Service Year.

(e)	No RSU holder who is resident in the United States may settle RSUs for Shares unless the Shares issuable upon settlement of the RSUs are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

ARTICLE 6
PERFORMANCE SHARE UNITS

6.1	Granting of PSUs

The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant PSUs to any Participant in respect of services rendered by the applicable Participant in a taxation year (the “PSU Service Year”). The terms and conditions of each PSU grant shall be evidenced by an Award Agreement. Each PSU will consist of a right to receive a Share, cash payment, or a combination thereof (as provided in Section 6.6(a)), upon the achievement of such Performance Goals during such performance periods as the Plan Administrator shall establish.

6.2	Terms of PSUs

The Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any PSUs granted, the termination of a Participant’s employment and the amount of any payment or transfer to be made pursuant to any PSU will be determined by the Plan Administrator and by the other terms and conditions of any PSU, all as set forth in the applicable Award Agreement.

6.3	Performance Goals

The Plan Administrator will issue Performance Goals prior to the Date of Grant to which such Performance Goals pertain. The Performance Goals may be based upon the achievement of corporate, divisional or individual goals, and may be applied to performance relative to an index or comparator group, or on any other basis determined by the Plan Administrator. The Plan Administrator may modify the Performance Goals as necessary to align them with the Company’s corporate objectives, subject to any limitations set forth in an Award Agreement or an employment or other agreement with a Participant. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur) (“Target Performance”), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur), all as set forth in the applicable Award Agreement.

6.4	PSU Account

All PSUs received by a Participant shall be credited to an account maintained for the Participant on the books of the Company, as of the Date of Grant.

6.5	Vesting of PSUs

The Plan Administrator shall have the authority to determine any vesting terms applicable to the grant of PSUs, provided that, for so long as the Shares are listed and posted for trading on the TSXV, no PSUs may vest before the date that is one year following the Date of Grant.

6.6	Settlement of PSUs

(a)	The Plan Administrator shall have the authority to determine the settlement terms applicable to the grant of PSUs. Except as otherwise provided in an Award Agreement, on the settlement date for any PSU, each vested PSU shall be redeemed for:

(i)	one fully paid and non-assessable Share issued from treasury to the Participant or as the Participant may direct;

(ii)	a cash payment; or

(iii)	a combination of Shares and cash as contemplated by paragraphs (i) and (ii) above,

in each case as determined by the Plan Administrator in its discretion.

(b)	Any cash payments made under this Section 6.6 by the Company to a Participant in respect of PSUs to be redeemed for cash shall be calculated by multiplying the number of PSUs to be redeemed for cash by the greater of: (i) the Market Price per Share; and (ii) for so long as the Shares are listed and posted for trading on the TSXV, the Discounted Market Price, in each case as at the settlement date.

(c)	Payment of cash to Participants on the redemption of vested PSUs may be made through the Company’s payroll in the pay period that the settlement date falls within.

(d)	Notwithstanding any other terms of this Plan and except as otherwise provided in an Award Agreement, no settlement date for any PSU shall occur, and no Share shall be issued or cash payment shall be made in respect of any PSU, under this Section 6.6 any later than the final Business Day of the third calendar year following the applicable PSU Service Year.

(e)	No PSU holder who is resident in the United States may settle PSUs for Shares unless the Shares issuable upon settlement of the PSUs are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

ARTICLE 7
DEFERRED SHARE UNITS

7.1	Granting of DSUs

(a)	The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, determine that a portion of the compensation payable to a Participant be payable in the form of DSUs. Additionally, subject to the prior approval of the Plan Administrator, each Electing Person is given, subject to the conditions stated herein, the right to elect in accordance with Section 7.1(b) to participate in the grant of additional DSUs pursuant to this Article 7. An Electing Person who elects to participate in the grant of additional DSUs pursuant to this Article 7 shall receive their Elected Amount (as that term is defined below) in the form of DSUs. The “Elected Amount” shall be an amount, as elected by the Electing Person, in accordance with applicable tax law, between 0% and 100% of any compensation that would otherwise be paid in cash (the “Cash Fees”).

(b)	Each Electing Person who elects to receive their Elected Amount in the form of DSUs will be required to file a notice of election in the form of Schedule C hereto (the “Election Notice”) with the Chief Financial Officer of the Company: (i) in the case of an existing Electing Person, by December 31st in the year prior to the year to which such election is to apply (other than for compensation payable for the 2025 financial year, in which case any Electing Person shall file the Election Notice by the date that is 30 days from the Effective Date with respect to compensation paid for services to be performed after such date); and (ii) in the case of a newly designated Electing Person, within 30 days of such designation with respect to compensation paid for services to be performed after such date. If no election is made within the foregoing time frames, the Electing Person shall be deemed to have elected to be paid the entire amount of his or her Cash Fees in cash.

(c)	Subject to Subsection 7.1(d), the designation of an Electing Person under Subsection 7.1(b) shall be deemed to apply to all Cash Fees paid subsequent to the filing of the Election Notice, and such Electing Person is not required to file another Election Notice for subsequent calendar years.

(d)	Each Electing Person is entitled once per calendar year to terminate his or her election to receive DSUs by filing with the Chief Financial Officer of the Company a termination notice in the form of Schedule D hereto. Such termination shall be effective immediately upon receipt of such notice, provided that the Company has not imposed a Blackout Period. Thereafter, any portion of such Electing Person’s Cash Fees payable or paid in the same calendar year and, subject to complying with Subsection 7.1(b), all subsequent calendar years shall be paid in cash. For greater certainty, to the extent an Electing Person terminates his or her participation in the grant of DSUs pursuant to this Article 7, he or she shall not be entitled to elect to receive the Elected Amount, or any other amount of his or her Cash Fees in DSUs again until the calendar year following the year in which the termination notice is delivered.

(e)	Any DSUs granted pursuant to this Article 7 prior to the delivery of a termination notice pursuant to Section 7.1(d) shall remain in the Plan following such termination and will be redeemable only in accordance with the terms of the Plan.

(f)	The number of DSUs (including fractional DSUs) granted at any particular time pursuant to this Article 7 will be calculated by dividing (i) the amount of any compensation that is to be paid in DSUs (including any Elected Amount), by (ii) the greater of: (A) the Market Price of a Share on the Date of Grant; and (B) for so long as the Shares are listed and posted for trading on the TSXV, the Discounted Market Price of a Share on the Date of Grant.

(g)	In addition to the foregoing, the Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant DSUs to any Participant.

(h)	For avoidance of doubt, all DSUs granted pursuant to the Plan shall be subject to the limits on grant prescribed herein.

7.2	DSU Account

All DSUs received by a Participant (which, for greater certainty includes Electing Persons) shall be credited to an account maintained for the Participant on the books of the Company, as of the Date of Grant. The terms and conditions of each DSU grant may be evidenced by an Award Agreement.

7.3	Vesting of DSUs

The Plan Administrator shall have the authority to determine any vesting terms applicable to the grant of DSUs, provided that, for so long as the Shares are listed and posted for trading on the TSXV, no DSUs may vest before the date that is one year following the Date of Grant.

7.4	Settlement of DSUs

(a)	DSUs shall be settled on the date established in the Award Agreement; provided, however that if there is no Award Agreement or the Award Agreement does not establish a date for the settlement of the DSUs, then, the settlement date shall be the date determined by the Participant; provided that, in the case of a Participant who is a Canadian Taxpayer, the settlement date shall be no earlier than the date on which the Participant ceases to be a Director and no later than the last Business Day of the immediately following calendar year. On the settlement date for any DSU, each vested DSU shall be redeemed for:

(i)	one (1) fully paid and non-assessable Share issued from treasury to the Participant or as the Participant may direct;

(ii)	a cash payment; or

(iii)	a combination of Shares and cash as contemplated by paragraphs (i) and (ii) above, in each case as determined by the Plan Administrator in its discretion.

(b)	Any cash payments made under this Section 7.4 by the Company to a Participant in respect of DSUs to be redeemed for cash shall be calculated by multiplying the number of DSUs to be redeemed for cash by the greater of: (i) the Market Price per Share; and (ii) for so long as the Shares are listed and posted for trading on the TSXV, the Discounted Market Price, in each case as at the settlement date.

(c)	Payment of cash to Participants on the redemption of vested DSUs may be made through the Company’s payroll or in such other manner as determined by the Company.

(d)	No DSU holder who is resident in the United States may settle DSUs for Shares unless the Shares issuable upon settlement of the DSUs are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

7.5	No Additional Amount or Benefit

For greater certainty, neither a Director to whom DSUs are granted nor any person with whom such Director does not deal at arm’s length (for purposes of the Tax Act) shall be entitled, either immediately or in the future, either absolutely or contingently, to receive or obtain any amount or benefit granted or to be granted for the purpose of reducing the impact, in whole or in part, of any reduction in the fair market value of the Shares to which the DSUs relate.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1	Granting of SARs

The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant SARs to any Participant in respect of services rendered by the applicable Participant in a taxation year (the “SAR Service Year”). The terms and conditions of each SAR grant shall be evidenced by an Award Agreement. Each SAR will consist of a right to receive a Share, cash payment, or a combination thereof (as provided in Section 8.4(a)), upon the achievement of such Performance Goals during such performance periods as the Plan Administrator shall establish.

8.2	Vesting of SARs

The Plan Administrator shall have the authority to determine any vesting terms applicable to the grant of SARs, provided that, for so long as the Shares are listed and posted for trading on the TSXV, no SARs may vest before the date that is one year following the Date of Grant.

8.3	SAR Exercise Price

The exercise price per Share under each SAR (the “SAR Exercise Price”) shall be the fair market value of the Shares, expressed in terms of money, as determined by the Plan Administrator, in its sole discretion, provided that such price may not be less than the SAR Fair Market Value or such other minimum price as may be permitted under the applicable rules and regulations of all regulatory authorities to which the Company is subject, including the Exchange.

8.4	Settlement of SARs

(a)	The Plan Administrator shall have the sole authority to determine the settlement terms applicable to the grant of SARs. Except as otherwise provided in an Award Agreement, on the settlement date for any SAR, each vested SAR shall be redeemed for:

(i)	that number or fraction of fully paid and non-assessable Shares issued from treasury to the Participant or as the Participant may direct as is equal to a fraction, the numerator of which is the Market Price minus the SAR Exercise Price and the denominator of which is the Market Price,

(ii)	a cash payment, or

(iii)	a combination of Shares and cash as contemplated by paragraphs (i) and (ii) above,

in each case as determined by the Plan Administrator in its discretion.

(b)	Any cash payments made under this Section 8.4 by the Company to a Participant in respect of SARs to be redeemed for cash shall be calculated by multiplying the number of Shares issuable on settlement of the SARs pursuant to Section 8.4(a) in respect of SARs to be redeemed for cash by the greater of: (i) the Market Price per Share; and (ii) for so long as the Shares are listed and posted for trading on the TSXV, the Discounted Market Price, in each case as at the settlement date.

(c)	Payment of cash to Participants on the redemption of vested SARs may be made through the Company’s payroll in the pay period that the settlement date falls within.

(d)	Notwithstanding any other terms of this Plan and except as otherwise provided in an Award Agreement, no settlement date for any SAR shall occur, and no Share shall be issued or cash payment shall be made in respect of any SAR, under this Section 8.4 any later than the final Business Day of the third calendar year following the applicable SAR Service Year.

(e)	No SAR holder who is resident in the United States may settle SARs for Shares unless the Shares issuable upon settlement of the SARs are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

ARTICLE 9
ADDITIONAL AWARD TERMS

9.1	Dividend Equivalents

(a)	Unless otherwise determined by the Plan Administrator and set forth in the particular Award Agreement, an Award of RSUs, PSUs, DSUs and SARs shall include the right for such RSUs, PSUs, DSUs and SARs to be credited with dividend equivalents in the form of additional RSUs, PSUs, DSUs and SARs, respectively, as of each dividend payment date in respect of which normal cash dividends are paid on Shares. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of RSUs, PSUs, DSUs and SARs, as applicable, held by the Participant on the record date for the payment of such dividend, by (b) the Market Price at the close of the first Business Day immediately following the dividend record date, with fractions computed to three decimal places. Dividend equivalents credited to a Participant’s account shall vest in proportion to the RSUs, PSUs, DSUs and SARs to which they relate, and shall be settled in accordance with Subsections 5.4,6.6, 7.4 and 8.4 respectively.

(b)	The foregoing does not obligate the Company to declare or pay dividends on Shares and nothing in this Plan shall be interpreted as creating such an obligation.

(c)	For avoidance of doubt, all additional RSUs, PSUs, and DSUs credited as dividend equivalents pursuant to the Plan shall be subject to the limits on grant prescribed herein. In the event the issuance of additional RSUs, PSUs, and DSUs credited as dividend equivalents pursuant to the Plan shall otherwise result in a breach of the terms of the Plan, the Plan Administrator shall be entitled to make a binding determination with respect to the settlement of such dividend equivalents whether by payment of cash, in its sole and binding discretion.

9.2	Blackout Period

If an Award expires during a routine or special trading Blackout Period, then, notwithstanding any other provision of this Plan, unless the delayed expiration would result in negative tax consequences, the Award shall expire five (5) Business Days after the Blackout Period is lifted by the Company; and provided that, (i) the Blackout Period must be deemed to have expired upon the general disclosure of the undisclosed Material Information, and (ii) the automatic extension of an Award will not be permitted where the Participant or the Company is subject to a cease trade order (or similar order under applicable securities laws) in respect of the Company’s securities.

9.3	Withholding Taxes

Notwithstanding any other terms of this Plan, the granting, vesting or settlement of each Award under this Plan is subject to the condition that if at any time the Plan Administrator determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting or settlement, such action is not effective unless such withholding has been effected to the satisfaction of the Plan Administrator. In such circumstances, the Plan Administrator may require that a Participant pay to the Company the minimum amount as the Company or a subsidiary of the Company is obliged to withhold or remit to the relevant taxing authority in respect of the granting, vesting or settlement of the Award. Any such additional payment is due no later than the date on which such amount with respect to the Award is required to be remitted to the relevant tax authority by the Company or a subsidiary of the Company, as the case may be. Alternatively, and subject to any requirements or limitations under applicable law, the Company or any Affiliate may (a) withhold such amount from any remuneration or other amount payable by the Company or any Affiliate to the Participant, (b) require the sale, on behalf of the applicable Participant, of a number of Shares issued upon exercise, vesting, or settlement of such Award and the remittance to the Companyof the net proceeds from such sale sufficient to satisfy such amount, or (c) enter into any other suitable arrangements for the receipt of such amount.

9.4	Recoupment

Notwithstanding any other terms of this Plan, Awards may be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any clawback, recoupment or similar policy adopted by the Company or the relevant subsidiary of the Company, or as set out in the Participant’s employment agreement, consulting agreement, Award Agreement or other written agreement, or as otherwise required by law or the rules of the Exchange. The Plan Administrator may at any time waive the application of this Section 9.4 to any Participant or category of Participants.

ARTICLE 10

TERMINATION OF EMPLOYMENT OR SERVICES

10.1	Termination of Officer, Employee, Consultant or Director

Subject to Section 10.2, unless otherwise determined by the Plan Administrator or as set forth in an employment agreement, consulting agreement, Award Agreement or other written agreement:

(a)	where a Participant’s employment, consulting or other agreement or arrangement is terminated or the Participant ceases to hold office or his or her position, as applicable, by reason of voluntary resignation by the Participant, termination by the Company or a subsidiary of the Company (whether such termination occurs for, or without Cause, with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice) then, subject to applicable law that cannot be waived by the Participant:

(i)	each Award held by the Participant that has not vested as of the Termination Date is immediately forfeited and cancelled as of the Termination Date for no consideration and the Participant shall not be entitled to any damages or other amounts in respect of such cancelled Awards; and

(ii)	each Award held by a Participant that has vested may, subject to Sections 5.4(d) and 6.6(d) (where applicable), be exercised, settled or surrendered to the Company by the Participant at any time during the period that terminates on the date that is 90 days after the Termination Date. Any Award that has not been exercised, settled or surrendered at the end of such period shall be immediately forfeited and cancelled for no consideration and the Participant shall not be entitled to any damages or other amounts in respect of such cancelled Awards;

(b)	where a Participant’s employment, consulting or other agreement or arrangement is terminated by reason of the death of the Participant, then each Award held by the Participant that has not vested as of the date of the death of such Participant shall vest on such date and may, subject to Sections 5.4(d), 6.6(d) and 8.4(d) (where applicable), be exercised, settled or surrendered to the Company by the Participant at any time during the period that terminates on the first anniversary of the date of the death of such Participant provided that with respect to any PSUs held by such Participant, the attainment of Performance Goals shall be assessed on the basis of actual achievement of the Performance Goals up to the date of death of such Participant, if the applicable performance period has been completed and the Company can determine if the Performance Goals have been attained, failing which the Company will assume Target Performance. Any Award that has not been exercised, settled or surrendered at the end of such period shall be immediately forfeited and cancelled for no consideration and the Participant shall not be entitled to any damages or other amounts in respect of such cancelled Awards;

(c)	where a Participant’s employment, consulting or other agreement, or arrangement terminates on account of him or her becoming Disabled, then any Award held by the Participant that has not vested as of the date of the Disability of such Participant shall continue to vest for a period of twelve (12) months following the date of such Disability in accordance with its terms and, if any such Awards vest, shall be exercised, settled or surrendered to the Company by the Participant in accordance with this Plan; provided that with respect to any PSUs held by such Participant, the attainment of Performance Goals shall be assessed on the basis of actual achievement of the Performance Goals up to the Termination Date, if the applicable performance period has been completed and the Company can determine if the Performance Goals have been attained, failing which the Company will assume Target Performance. Notwithstanding the foregoing, if, following his or her Disability, the Participant breaches the terms of any restrictive covenant in the Participant’s written or other applicable employment or other agreement with the Company or a subsidiary of the Company, any Award held by the Participant that has not been exercised, surrendered or settled shall be immediately forfeited and cancelled for no consideration and the Participant shall not be entitled to any damages or other amounts in respect of such cancelled Awards. For avoidance of doubt, if any Awards have not: (i) vested; or (ii) been exercised, settled or surrendered to the Company by the Participant in accordance with this Plan, in each case, prior to the twelve (12) month anniversary of the date of Disability, all such unvested and/or unexercised, unsettled or unsurrendered Awards shall be immediately forfeited and cancelled for no consideration and the Participant shall not be entitled to any damages or other amounts in respect of such cancelled Awards ;

(d)	where a Participant’s employment, consulting or other agreement or arrangement is terminated due to Retirement, then each Award held by the Participant that has not vested as of the date of such Retirement shall continue to vest for a period of twelve (12) months following the date of such Retirement in accordance with its terms and, if any such Awards vest, shall be exercised, settled or surrendered to the Company by the Participant in accordance with this Plan; provided that with respect to any PSUs held by such Participant, the attainment of Performance Goals shall be assessed on the basis of actual achievement of the Performance Goals up to the Termination Date, if the applicable performance period has been completed and the Company can determine if the Performance Goals have been attained, failing which the Company will assume Target Performance. Notwithstanding the foregoing, if, following his or her Retirement, the Participant breaches the terms of any restrictive covenant in the Participant’s written or other applicable employment or other agreement with the Company or a subsidiary of the Company, any Award held by the Participant that has not been exercised, surrendered or settled shall be immediately forfeited and cancelled for no consideration and the Participant shall not be entitled to any damages or other amounts in respect of such cancelled Awards. For avoidance of doubt, if any Awards have not: (i) vested; or (ii) been exercised, settled or surrendered to the Company by the Participant in accordance with this Plan, in each case, prior to the twelve (12) month anniversary of the date of Retirement, all such unvested and/or unexercised, unsettled or unsurrendered Awards shall be immediately forfeited and cancelled for no consideration and the Participant shall not be entitled to any damages or other amounts in respect of such cancelled Awards;

(e)	a Participant’s eligibility to receive further grants of Awards under this Plan ceases as of the earliest of the following:

(i)	the Termination Date; or

(ii)	the date of the death, Disability, Retirement or the date notice is given of the resignation of the Participant; and

(f)	notwithstanding Subsection 10.1(a), unless the Plan Administrator, in its discretion, otherwise determines, at any time and from time to time, Awards are not affected by a change of employment or consulting agreement or arrangement, or directorship within or among the Company or a subsidiary of the Company for so long as the Participant continues to be a Director, Officer, Employee or Consultant, as applicable, of the Company or a subsidiary of the Company.

10.2	Discretion to Permit Acceleration

Notwithstanding the provisions of Section 10.1, the Plan Administrator may, in its discretion, at any time prior to, or following the events contemplated in such Section, or in an employment agreement, consulting agreement, Award Agreement or other written agreement between the Company or a subsidiary of the Company and the Participant, permit the acceleration of vesting of any or all Awards or waive termination of any or all Awards, all in the manner and on the terms as may be authorized by the Plan Administrator. Notwithstanding the foregoing, for so long as the Shares are listed and posted for trading on the Exchange, the Plan Administrator may only permit the acceleration of vesting Awards in compliance with Policy 4.4.

ARTICLE 11

EVENTS AFFECTING THE COMPANY

11.1	General

The existence of any Awards does not affect in any way the right or power of the Company or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Company’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Company, to create or issue any bonds, debentures, Shares or other securities of the Company or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Article 11 would have an adverse effect on this Plan or on any Award granted hereunder.

11.2	Change in Control

Except as may be set forth in an employment agreement, consulting agreement, Award Agreement or other written agreement between the Company or a subsidiary of the Company and the Participant:

(a)	Notwithstanding anything else in this Plan or any Award Agreement, the Plan Administrator may, without the consent of any Participant, take such steps as it deems necessary or desirable, including to cause (i) the conversion or exchange of any outstanding Awards into or for, rights or other securities of substantially equivalent value, as determined by the Plan Administrator in its discretion, in any entity participating in or resulting from a Change in Control; (ii) outstanding Awards to vest and become exercisable, realizable, or payable, or restrictions applicable to an Award to lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Plan Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iii) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Plan Administrator determines in good faith that no amount would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment); (iv) the replacement of such Award with other rights or property selected by the Board in its sole discretion; or (v) any combination of the foregoing. In taking any of the actions permitted under this Section 11.2, the Plan Administrator will not be required to treat all Awards similarly in the transaction. Notwithstanding the foregoing, in the case of Options held by a Canadian Taxpayer, the Plan Administrator may not cause the Canadian Taxpayer to receive (pursuant to this Subsection (a)) any property in connection with a Change in Control other than rights to acquire shares of a corporation or units of a “mutual fund trust” (as defined in the Tax Act), of the Company or a “qualifying person” (as defined in the Tax Act) that does not deal at arm’s length (for purposes of the Tax Act) with the Company, as applicable, at the time such rights are issued or granted. For avoidance of doubt, for so long as the Shares are listed and posted for trading on the Exchange, the Plan Administrator may only permit the acceleration of vesting Awards in compliance with Policy 4.4;

(b)	Notwithstanding Section 10.1, and except as otherwise provided in a written employment or other agreement between the Company or a subsidiary of the Company and a Participant, if within 12 months following the completion of a transaction resulting in a Change in Control, a Participant’semployment, consultancy or directorship is terminated by the Company or a subsidiary of the Company without Cause:

(i)	any unvested Awards held by the Participant at the Termination Date may vest in the sole discretion of the Plan Administrator; and

(ii)	any vested Awards of Participants may, subject to Sections 5.4(d), 6.6(d) and 8.4(d) (where applicable), be exercised, settled or surrendered to the Company by such Participant at any time during the period that terminates on the date that is 90 days after the Termination Date, with any Award that has not been exercised, settled or surrendered at the end of such period shall be immediately forfeited and cancelled for no consideration and the Participant shall not be entitled to any damages or other amounts in respect of such cancelled Awards.

(c)	Notwithstanding Section 11.2(a) and unless otherwise determined by the Plan Administrator, if, as a result of a Change in Control, the Shares will cease trading on an Exchange, then the Company may terminate all of the Awards, other than an Option held by a Canadian Taxpayer for the purposes of the Tax Act, granted under this Plan at the time of and subject to the completion of the Change in Control transaction by paying to each holder at or within a reasonable period of time following completion of such Change in Control transaction an amount for each Award equal to the fair market value of the Award held by such Participant as determined by the Plan Administrator, acting reasonably, at or within a reasonable period of time following completion of such Change in Control transaction.

11.3	Reorganization of Company’s Capital

Should the Company effect a subdivision or consolidation of Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Company that does not constitute a Change in Control and that would warrant the amendment or replacement of any existing Awards in order to adjust the number of Shares that may be acquired on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Plan Administrator will, subject to the prior approval of the Exchange, authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

11.4	Other Events Affecting the Company

In the event of an amalgamation, combination, arrangement, merger or other transaction or reorganization involving the Company and occurring by exchange of Shares, by sale or lease of assets or otherwise, that does not constitute a Change in Control and that warrants the amendment or replacement of any existing Awards in order to adjust the number and/or type of Shares that may be acquired on the vesting of outstanding Awards or by reference to which such Awards may be settled (as applicable), and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Plan Administrator will, subject to the prior approval of the Exchange, authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

11.5	Immediate Acceleration of Awards

In taking any of the steps provided in Sections 11.3 and 11.4, the Plan Administrator will not be required to treat all Awards similarly and where the Plan Administrator determines that the steps provided in Sections 11.3 and 11.4 would not preserve proportionately the rights, value and obligations of the Participants holding such Awards in the circumstances or otherwise determines that it is appropriate, the Plan Administrator may, but is not required to, permit the immediate vesting of any unvested Awards.

11.6	Issue by Company of Additional Shares

Except as expressly provided in this Article 11, neither the issue by the Company of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities,affects, and no adjustment by reason thereof is to be made with respect to the number of Shares that may be acquired as a result of a grant of Awards.

11.7	Fractions

No fractional Shares will be issued pursuant to an Award and all fractions will be rounded down to the nearest whole number of Shares. Accordingly, if, as a result of any adjustment under this Article 11, a dividend equivalent or otherwise, a Participant would become entitled to a fractional Share, the Participant has the right to acquire only the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares, which shall be disregarded.

ARTICLE 12

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

12.1	Amendment, Suspension, or Termination of the Plan

The Plan Administrator may from time to time, subject to the approval of the Exchange and/or holders of voting shares of the Company if so required in accordance with the policies of the Exchange and/or applicable laws, amend, modify, change, suspend or terminate the Plan or any Awards granted pursuant to the Plan as it, in its discretion determines appropriate, provided, however, no such amendment, modification, change, suspension or termination of the Plan or any Awards granted hereunder may materially impair any rights of a Participant or materially increase any obligations of a Participant under the Plan without the consent of the Participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any applicable Securities Laws or Exchange requirements.

12.2	Shareholder Approval

Notwithstanding Section 12.1 and subject to any rules of the Exchange, approval of the holders of Shares shall be required for, inter alia, any amendment, modification or change that:

(a)	increases the percentage of the Company’s issued and outstanding Shares from time to time that can be reserved for issuance under the Plan, except pursuant to the provisions in the Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Company or its capital;

(b)	increases or removes the 10% limits on Shares issuable or issued to Insiders as set forth in Subsections 3.7(e) and 3.7(f);

(c)	reduces the exercise price of an Award (for this purpose, a cancellation or termination of an Award of a Participant prior to its Expiry Date for the purpose of reissuing an Award to the same Participant with a lower exercise price shall be treated as an amendment to reduce the exercise price of an Award) except pursuant to the provisions in the Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Company or its capital;

(d)	extends the term of an Award beyond the original Expiry Date (except where an Expiry Date would have fallen within a Blackout Period applicable to the Participant or within five (5) business days following the expiry of such a Blackout Period);

(e)	permits an Award to be exercisable beyond 10 years from its Date of Grant (except where an Expiry Date would have fallen within a Blackout Period of the Company);

(f)	increases or removes the limits on the participation of Directors;

(g)	permits Awards to be transferred to a Person;

(h)	changes the eligible participants of the Plan;

(i)	is a matter expressly subject to approval of the holders of Shares pursuant to the applicable rules of the Exchange; or

(j)	deletes or reduces the range of amendments which require approval of shareholders under this Section 12.2,

and in the case of Subsections (a), (b), (c) and (f), such approval must be obtained from disinterested shareholders of the Company.

12.3	Permitted Amendments

Without limiting the generality of Section 12.1, but subject to Section 12.2 and any rules of the Exchange, the Plan Administrator may, without shareholder approval, at any time or from time to time, amend the Plan for the purposes of:

(a)	making any amendments to the general vesting provisions of each Award provided that such amendments do not have the effect of altering the scope, nature and intent of the amended provisions;

(b)	making any amendments to the provisions set out in Article 10, provided that, for so long as the Shares are listed and posted for trading on the TSXV, shareholder approval shall be required for such amendments;

(c)	making any amendments to add covenants of the Company for the protection of Participants, as the case may be, provided that the Plan Administrator shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants and do not have the effect of altering the scope, nature and intent of the amended provisions, as the case may be;

(d)	making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Plan Administrator, having in mind the best interests of the Participants, it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant resides, provided that the Plan Administrator shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants and Directors and do not have the effect of altering the scope, nature and intent of the amended or modified provisions; or

(e)	making such changes or corrections which, on the advice of counsel to the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Plan Administrator shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants and do not have the effect of altering the scope, nature and intent of the changed or corrected provisions.

ARTICLE 13
MISCELLANEOUS

13.1	Legal Requirement

The Company is not obligated to grant any Awards, issue any Shares or other securities, make any payments or take any other action if, in the opinion of the Plan Administrator, in its discretion, such action would constitute a violation by a Participant or the Company of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of any Exchange upon which the Shares may then be listed.

13.2	No Other Benefit

No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

13.3	Rights of Participant

No Participant has any claim or right to be granted an Award and the granting of any Award is not to be construed as giving a Participant a right to remain as an Employee, Officer, Consultant or Director. No Participant has any rights as a shareholder of the Company in respect of Shares issuable pursuant to any Award until the allotment and issuance to such Participant, or as such Participant may direct, of certificates representing such Shares.

13.4	Corporate Action

Nothing contained in this Plan or in an Award shall be construed so as to prevent the Company from taking corporate action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award.

13.5	Conflict

In the event of any conflict between the provisions of this Plan and an Award Agreement, the provisions of the Plan shall govern. In the event of any conflict between or among the provisions of this Plan or any Award Agreement, on the one hand, and a Participant’s employment agreement with the Company or a subsidiary of the Company, as the case may be, on the other hand, the provisions of the Plan shall prevail.

13.6	Anti-Hedging Policy

By accepting an Award each Participant acknowledges that he or she is restricted from purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of Awards.

13.7	Participant Information

Each Participant shall provide the Company with all information (including personal information) required by the Company in order to administer the Plan. Each Participant acknowledges that information required by the Company in order to administer the Plan may be disclosed to any custodian appointed in respect of the Plan and other third parties, and may be disclosed to such persons (including persons located in jurisdictions other than the Participant’s jurisdiction of residence), in connection with the administration of the Plan. Each Participant consents to such disclosure and authorizes the Company to make such disclosure on the Participant’s behalf.

13.8	Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or engagement nor a commitment on the part of the Company to ensure the continued employment or engagement of such Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Shares. The Company does not assume responsibility for the income or other tax consequences for the Participants and Directors and they are advised to consult with their own tax advisors.

13.9	International Participants

With respect to Participants who reside or work outside Canada, the Plan Administrator may, in its discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Awards with respect to such Participantsin order to conform such terms with the provisions of local law, and the Plan Administrator may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.

13.10	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and its subsidiaries.

13.11	General Restrictions or Assignment

Except as required by law, the rights of a Participant under the Plan are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant unless otherwise approved by the Plan Administrator.

13.12	Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

13.13	Rights to Compensation or Damages

The Plan displaces any and all common law and civil law rights the Participant may have or claim to have in respect of any Awards, including any right to damages. The foregoing shall apply, regardless of: (i) the reason for the termination of the Participant’s employment, term of office or service arrangement; (ii) whether such termination is lawful or unlawful, with or without Cause; (iii) whether it is the Participant or the Company or a subsidiary of the Company that initiates the termination; and (iv) any fundamental changes, over time, to the terms and conditions applicable to the Participant’s employment, term of office or service arrangement.

13.14	Notices

All written notices to be given by a Participant to the Company shall be delivered personally, e-mail or mail, postage prepaid, addressed as follows:

Fort Technology Inc.

Suite 501, 3292 Production Way,

Burnaby, British Columbia,

V5A 4R4, Canada

Attention: Chief Financial Officer

All notices to a Participant will be addressed to the principal address of the Participant on file with the Company. Either the Company or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally or by e-mail, on the date of delivery, and if sent by mail, on the fifth Business Day following the date of mailing. Any notice given by either the Participant or the Company is not binding on the recipient thereof until received.

13.15	Effective Date

This Plan becomes effective on a date to be determined by the Plan Administrator, subject to the approval of the shareholders of the Company.

13.16	Governing Law

This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, without any reference to conflicts of law rules.

13.17	Submission to Jurisdiction

The Company and each Participant irrevocably submits to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of British Columbia in respect of any action or proceeding relating in any way to the Plan, including, without limitation, with respect to the grant of Awards and any issuance of Shares made in accordance with the Plan.

SCHEDULE A

FORT TECHNOLOGY INC.
FIXED EQUITY INCENTIVE PLAN
(THE “PLAN”)

ELECTION NOTICE

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

The undersigned hereby irrevocably gives notice of the exercise of the Option to acquire and hereby subscribes for (cross out inapplicable item):

(a)	all of the Shares; or

(b)	____________________________________of the Shares;

which are the subject of the Award Agreement.

The undersigned tenders herewith a certified cheque or bank draft (circle one) payable to the Company in an amount equal to the aggregate Exercise Price of the aforesaid Shares exercised and directs the Company to issue the certificate evidencing said Shares in the name of the undersigned to be mailed to the undersigned at the following address:

____________________________________

____________________________________

____________________________________

____________________________________

By executing this Exercise Notice, the undersigned hereby confirms that the undersigned has read the Plan and agrees to be bound by the provisions of the Plan.

DATED _________________.

Signature of Option Holder

SCHEDULE B

FORT TECHNOLOGY INC.
FIXED EQUITY INCENTIVE PLAN
(THE “PLAN”)

NET EXERCISE NOTICE

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

The undersigned hereby irrevocably gives notice, pursuant to the Plan, of the exercise of the Option to acquire and hereby subscribes for (cross out inapplicable item):

(a)	all of the Shares; or

(b)	______________________________________of the Shares;

which are the subject of the Award Agreement.

Pursuant to Section 4.6 of the Plan and the approval of the Plan Administrator, the number of Shares to be issued in accordance with the instructions of the undersigned shall be as is determined by application of the following formula, after deduction of any income tax or other amounts required by law to be withheld:

X=[Y(A-B)]/A

Where:

X = the number of Shares to be issued to the Participant upon the Net Exercise

Y = the number of Shares underlying the Options being exercised

A = the VWAP as at the date of the Net Exercise Notice, if such VWAP is greater than the Exercise Price

B = the Exercise Price of the Options being exercised

No fractional Shares will be issued upon the undersigned making a Net Exercise. If the number of Shares to be issued to the Participant in the event of a Net Exercise would otherwise include a fraction of a Share, the Company will pay a cash amount to such Participant equal to (i) the fraction of a Share otherwise issuable multiplied by (ii) the value attributed to “A” in the formula set out above.

The undersigned directs the Company to issue the certificate evidencing said Shares in the name of the undersigned to be mailed to the undersigned at the following address:

____________________________________

____________________________________

____________________________________

____________________________________

By executing this Net Exercise Notice, the undersigned hereby confirms that the undersigned has read the Plan and agrees to be bound by the provisions of the Plan.

DATED _________________.

Signature of Option Holder

SCHEDULE C

FORT TECHNOLOGY INC.
FIXED EQUITY INCENTIVE PLAN
(THE “PLAN”)

ELECTION NOTICE

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

Pursuant to the Plan, I hereby elect to participate in the grant of DSUs pursuant to Article 7 of the Plan and to receive ______% of my Cash Fees in the form of DSUs. I confirm that:

(a)	I have received and reviewed a copy of the terms of the Plan and agreed to be bound by them.

(b)	I recognize that when DSUs credited pursuant to this election are redeemed in accordance with the terms of the Plan, income tax and other withholdings as required will arise at that time. Upon redemption of the DSUs, the Company will make all appropriate withholdings as required by law at that time.

(c)	The value of DSUs is based on the value of the Shares of the Company and therefore is not guaranteed.

The foregoing is only a brief outline of certain key provisions of the Plan. For more complete information, reference should be made to the Plan’s text.

Date:_________________
(Name of Participant)

(Signature of Participant)

SCHEDULE D

FORT TECHNOLOGY INC.
FIXED EQUITY INCENTIVE PLAN
(THE “PLAN”)

ELECTION TO TERMINATE RECEIPT OF ADDITIONAL DSUs

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

Notwithstanding my previous election in the form of Schedule C to the Plan, I hereby elect that no portion of the Cash Fees accrued after the date hereof shall be paid in DSUs in accordance with Article 7 of the Plan.

I understand that the DSUs already granted under the Plan cannot be redeemed except in accordance with the Plan.

I confirm that I have received and reviewed a copy of the terms of the Plan and agree to be bound by them.

Date:_________________
(Name of Participant)

(Signature of Participant)

Note: An election to terminate receipt of additional DSUs can only be made by a Participant once in a calendar year.